Exhibit 2(a)

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
ENERGY FUTURE HOLDINGS CORP., et al.,[1]	)	Case No. 14-10979 (CSS)
)
Debtors.	)	(Jointly Administered)
)
	)	Re: D.I. [7235]

AMENDED ORDER CONFIRMING THE SIXTH AMENDED JOINT PLAN OF

REORGANIZATION OF ENERGY FUTURE HOLDINGS CORP., ET AL.,

PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), having:2

a.	commenced, on April 29, 2014 (the “Petition Date”), these chapter 11 cases (these “Chapter 11 Cases”) by filing voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Court”) for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);

b.	continued to operate their businesses and manage their properties as debtors in possession in accordance with sections 1107(a) and 1108 of the Bankruptcy Code;

c.	filed, on April 14, 2015, (i) the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 4142], (ii) the Disclosure Statement for the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 4143], and (iii) the Motion of Energy Future Holdings Corp., et al., for Entry of an Order (A) Approving the Disclosure Statement; (B) Establishing the Voting Record Date, Voting Deadline. and Other Dates, (C) Approving Procedures for Soliciting, Receiving, and Tabulating Votes on the Plan and for Filing Objections to the Plan, and (D) Approving the Manner and Forms of Notice and Other Related Documents [D.I. 4144];

[1]	The last four digits of Energy Future Holdings Corp.’s tax identification number are 8810. The location of the debtors’ service address is 1601 Bryan Street, Dallas, Texas 75201. Due to the large number of debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the debtors and the last four digits of their federal tax identification numbers is not provided herein. A complete list of such information may be obtained on the website of the debtors’ claims and noticing agent at http://www.efhcaseinfo.com.
[2]	Capitalized terms used but not otherwise defined in these findings of fact, conclusions of law, and order (collectively, the “Confirmation Order”) have the meanings given to them in the Sixth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code dated December 6, 2015 [D.I. 7235], attached hereto as Exhibit A (the “Plan”). The rules of interpretation set forth in Article I.B of the Plan apply to this Confirmation Order.

d.	filed on July 23, 2015, the Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5078] and the Amended Disclosure Statement for the Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5080];

e.	filed on August 3, 2015, the Second Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5197];

f.	filed on August 10, 2015, the Third Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5244]; the Disclosure Statement for the Third Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 5246]; the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement [D.I. 5249] (the “Settlement Motion”); and the Motion of Energy Future Holdings Corp., et al., to Authorize the Debtors to Enter Into and Perform Under the Plan Support Agreement [D.I. 5248], attached to which are, that certain purchase agreement and agreement and plan of merger dated August 9, 2015 (the “Merger and Purchase Agreement”), that certain equity commitment letter dated August 9, 2015 (the “Equity Commitment Letter”), and that certain backstop agreement dated August 9, 2015 (the “Backstop Agreement”);

g.	filed on August 18, 2015, the Fourth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6107] and the Disclosure Statement for the Fourth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6110];

h.	filed, on September 21, 2015, the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6122] (the “Fifth Amended Plan”) and the Disclosure Statement for the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6124] (as may have been subsequently modified, supplemented, and amended, the “Disclosure Statement”);

i.

obtained, on September 22, 2015, entry of the Order (A) Approving the Disclosure Statement, (B) Establishing the Voting Record Date, Voting Deadline, and Other Dates, (C) Approving Procedures for Soliciting, Receiving, and Tabulating Votes on the Plan and for Filing Objections to the Plan; and (D)

Approving the Manner and Forms of Notice and Other Related Documents [D.I. 6131] (the “Disclosure Statement Order”) approving of the Disclosure Statement, solicitation procedures (the “Solicitation Procedures”), and related notices, forms, and ballots (collectively, the “Solicitation Packages”);

j.	caused the Solicitation Packages and notice of the Confirmation Hearing and the deadline for objecting to confirmation of the Plan to be distributed beginning on or about September 25, 2015 (the “Solicitation Date”), in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Disclosure Statement Order, and the Solicitation Procedures, as evidenced by, among other things, the affidavits of service filed at [D.I. 6552] (the “Solicitation Affidavit”);

k.	caused notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published on October 2, 2015, in The Wall Street Journal, as evidenced by the Affidavit of Publication of Jeb Smith of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines in The Wall Street Journal [D.I. 6750]; Corpus Christi Caller Times, as evidenced by the Affidavit of Publication of Georgia Lawson of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines in the Corpus Cristi Caller-Times [D.I. 6751]; The Dallas Morning News, as evidenced by the Affidavit of Publication of Jeremy Gauna of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines in The Dallas Morning News [D.I. 6754]; Houston Chronicle, as evidenced by the Affidavit of Publication of Edward Silva of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines in the Houston Chronicle [D.I. 6755]; Waco Tribune-Herald, as evidenced by the Affidavit of Publication of Ana Lozano-Harper of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines in the Waco Tribune-Herald [D.I. 6757]; USA Today, as evidenced by the Affidavit of Publication of Toussaint Hutchinson of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines in USA Today [D.I. 6758]; and in the Fort Worth Star-Telegram, as evidenced by the Affidavit of Publication of Nancy Calvery of Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed by the Debtors and Related Voting and Objection Deadlines in Fort Worth Star-Telegram [D.I. 6759] (collectively, the “Publication Affidavits”);

l.	filed on October 20, 2015, the Notice of Proposed Settlement of EFIH PIK Note Claims of GSO Capital Partners LP and Avenue Capital Management, L.P. [D.I. 6530]; as amended by the Amended Notice of Settlement of EFIH PIK Note Claims with Certain EFIH PIK Noteholders [D.I. 6699], filed on October 27, 2015; the Second Amended Notice of Settlement of EFIH PIK Note Claims with Certain EFIH PIK Noteholders [D.I. 6918] filed on November 8, 2015; the Third Amended Notice of Settlement of EFIH PIK Note Claims with Certain EFIH PIK Noteholders [D.I. 7117] filed on November 23, 2015; and the Fourth Amended Notice of Settlement of EFIH PIK Note Claims with Certain EFIH PIK Noteholders [D.I. 6918] filed on November 24, 2015 (the “PIK Settlement”);

m.	filed on October 20, 2015, the Plan Supplement for the Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6544] (as the same may have been subsequently modified, supplemented, or otherwise amended from time to time, the “Plan Supplement”), and with amendments to exhibits to the Plan Supplement filed thereafter [D.I. 7191];

n.	filed on October 23, 2015, the Debtors’ Memorandum of Law in Support of Confirmation of Joint Plan of Reorganization [D.I. 6647] (the “Confirmation Brief”);

o.	filed on October 24, 2015, the Declaration of Brenton A. Rogers, Esq. in Support of the Debtors’ Memorandum of Law in Support of Confirmation of Joint Plan of Reorganization [D.I. 6648] (the “Confirmation Brief Declaration”);

p.	filed on October 31, 2015, the Debtors’ Omnibus Reply to Plan Confirmation Objections [D.I. 6817] (the “Confirmation Reply”);

q.	filed on October 31, 2015, the Declaration of Brenton A. Rogers, Esq. in Support of the Debtors’ Omnibus Reply to Plan Confirmation Objections [D.I. 6818] (the “Confirmation Reply Declaration”);

r.	filed on October 31, 2015, the Omnibus Reply in Support of Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement [D.I. 6820] (the “Settlement Reply”);

s.	filed on October 31, 2015, the Declaration of Brenton A. Rogers, Esq. in Support of the Omnibus Reply in Support of Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement [D.I. 6824] (the “Settlement Reply Declaration”);

t.	filed on October 31, 2015, the Declaration of Jane Sullivan on Behalf of Epiq Bankruptcy Solutions, LLC, Regarding Voting and Tabulation of Ballots Cast on the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6826] (the “Voting Report” and “D-DIR Sullivan”);

u.	submitted on November 3, 2015, the Declaration of Paul Keglevic in Support of the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement and Confirmation of the Fifth Amended Plan of Reorganization (the “Keglevic Declaration” and “D-DIR Keglevic”);

v.	submitted on November 5, 2015, the Declaration of David Herr in Support of the Confirmation of the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code;

w.	submitted on November 5, 2015, the Declaration of John L. Stuart in Support of the Confirmation of the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code (the “Stuart Declaration”);

x.	submitted on November 5, 2015, the Declaration of Michael Carter in Support of the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement;

y.	submitted on November 5, 2015, the Declaration of Anthony R. Horton in Support of the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement and Confirmation of the Fifth Amended Plan of Reorganization (the “Horton Declaration”);

z.	submitted on November 6, 2015, the Declaration of Jonathan D. Smidt (“D-DIR Smidt”);

aa.	submitted on November 6, 2015, the Declaration of Kevin M. Ashby in Support of the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement;

bb.	submitted on November 12, 2015, the Declaration of Stacey Doré in Support of the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement and Confirmation of the Fifth Amended Plan of Reorganization (the “Doré Declaration” and “D-DIR Doré”);

cc.	filed on November 12, 2015, the Notice of Settlement Between Debtors and Fidelity Management & Research Company [D.I. 6976];

dd.	filed on November 13, 2015, the Notice of Settlement Between Debtors and Fidelity Management & Research Company [D.I. 6989]; as amended by the Amended Notice of Settlement Between Debtors and Fidelity Management & Research Company [D.I. 7114], filed on November 23, 2015; and the Notice of Settlement (Amended Notice of Settlement Between Debtors and Fidelity Management & Research Company) [D.I. 7132], filed on November 24, 2015 (the “Fidelity Settlement”);

ee.	submitted on November 13, 2015, the Declaration of Billie Ida Williamson in Support of: (A) the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement; and (B) Confirmation of the Fifth Amended Plan of Reorganization (“D-DIR Williamson”);

ff.	submitted on November 13, 2015, the Trial Direct Testimony Declaration of Eric R. Mendelsohn;

gg.	submitted on November 19, 2015, the Declaration of Hugh E. Sawyer, Disinterested Manager of Energy Future Competitive Holdings Company LLC and Texas Competitive Electric Holdings Company LLC, in Support of (A) Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement and (B) Confirmation of the Fifth Amended Plan (“D-DIR Sawyer”);

hh.	submitted on November 19, 2015, the Direct Testimony of Charles H. Cremens (Disinterested Manager of Energy Future Intermediate Holding Company LLC) (“D-DIR Cremens”);

ii.	submitted on November 19, 2015, the Declaration of David Ying in Support of the Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter Into and Perform Under the Settlement Agreement and Confirmation of the Fifth Amended Plan of Reorganization (the “Ying Declaration” and “D-DIR Ying”);

jj.	submitted on November 19, 2015, the Declaration of Michael MacDougall;

kk.	filed on November 23, 2015, the Notice of Settlement Among Debtors, EFH Committee, EFH Notes Trustee, Plan Sponsors, Consenting TCEH First Lien Creditors, and TCEH Committee [D.I. 7090]; as amended by the Amended Notice of Settlement Among Debtors, EFH Committee, EFH Notes Trustee, Plan Sponsors, Consenting TCEH First Lien Creditors, and TCEH Committee [D.I. 7031], filed on November 24, 2015 (the “EFH/EFIH Committee Settlement,” and, together with the PIK Settlement and the Fidelity Settlement, the “Creditor Settlements” and such orders approving the Creditor Settlements, the “Creditor Settlement Orders”);

ll.	filed on December 1, 2015, the Notice of Filing of Proposed Confirmation Order [D.I. 7180];

mm.	filed on December 1, 2015, the Sixth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 7187]; and

nn.	filed on December 1, 2015, the Notice of Settlement Among Debtors, U.S. Environmental Protection Agency, and Certain Other Parties [D.I. 7189].

This Court having:

a.	entered the Order Authorizing Debtors to Enter Into and Perform Under Plan Support Agreement [D.I. 6097] (the “PSA Order”) on September 19, 2015;

b.	entered the Disclosure Statement Order on September 22, 2015;

c.	entered the Order Approving Settlement of Claims Held by Fidelity and Authorizing Debtors to Enter Into and Perform Under Stipulation [D.I. 7142] on November 25, 2015, as amended by the Amended Order Approving Settlement of Claims Held by Fidelity and Authorizing Debtors to Enter Into and Perform Under Stipulation [D.I. 7181] (the “Fidelity Claims Stipulation”);

d.	entered the Order Approving Settlement Among Debtors, EFH Committee, EFH Notes Trustee, and Certain Other Parties [D.I. 7143] on November 25, 2015;

e.	entered the Order Approving Settlement of Certain EFIH PIK Noteholder Claims and Authorizing Debtors to Enter Into and Perform Under Stipulations [D.I. 7145] on November 25, 2015 (the “EFIH PIK Settlement Order”);

f.	entered the Order Approving Settlement Among Debtors, U.S. Environmental Protection Agency, and Certain Other Parties [D.I. 7204] on December 2, 2015;

g.	set October 23, 2015, at 4:00 p.m. (prevailing Eastern Time) as the deadline for voting on the Plan and deadline for filing objections in opposition to the Plan;

h.	set November 3, 2015, at 11:00 a.m. (prevailing Eastern Time) as the date and time for the commencement of the Confirmation Hearing in accordance with Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code and the hearing to consider the Settlement Motion;

i.	reviewed the Plan, the Disclosure Statement, the Confirmation Brief, the Confirmation Reply, the Settlement Reply, the Confirmation Brief Declaration, the Confirmation Reply Declaration, the Settlement Reply Declaration, the Voting Report, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation, including all objections, statements, and reservations of rights filed by parties in interest on the docket of these Chapter 11 Cases;

j.	held the Confirmation Hearing;

k.	heard the statements and arguments made by counsel in respect of Confirmation;

l.	considered all oral representations, live testimony, written direct testimony, designated deposition testimony, exhibits, documents, filings, and other evidence presented at the Confirmation Hearing;

m.	entered rulings on the record at the Confirmation Hearing held on December 3, 2015 (the “Confirmation Ruling”);

n.	overruled any and all objections to the Plan and to Confirmation, except as otherwise stated or indicated on the record, and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated; and

o.	taken judicial notice of all papers and pleadings filed in these Chapter 11 Cases.

NOW, THEREFORE, after due deliberation thereon and good cause appearing therefor, the Court hereby makes and issues the following findings of fact, conclusions of law, and order:

I. FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Jurisdiction and Venue.

1. On the Petition Date, the Debtors commenced these Chapter 11 Cases. Venue in this Court was proper as of the Petition Date and remains proper under 28 U.S.C. §§ 1408 and 1409. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Court has subject matter jurisdiction over this matter under 28 U.S.C. § 1334. The Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Eligibility for Relief.

2.	The Debtors were and continue to be entities eligible for relief under section 109 of the Bankruptcy Code.

C.	Commencement and Joint Administration of these Chapter 11 Cases.

3. On June 5, 2014, the Court entered an order [D.I. 849] authorizing the joint administration of these Chapter 11 Cases in accordance with Bankruptcy Rule 1015(b). The Debtors have operated their businesses and managed their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No request for the appointment of a trustee or examiner has been made in these Chapter 11 Cases.

4. On May 13, 2014, the U.S. Trustee appointed the Official Committee of TCEH Unsecured Creditors representing the interests of the unsecured creditors of the TCEH Debtors and EFH Corporate Services in these Chapter 11 Cases [D.I. 420] (the “TCEH Committee”). On October 27, 2014, the U.S. Trustee appointed the Official Committee of Unsecured Creditors representing the interests of the unsecured creditors for EFH, EFIH, EFIH Finance, Inc., and EECI, Inc. in these Chapter 11 Cases [D.I. 2570] (the “EFH/EFIH Committee”).

D.	Plan Supplement.

5. Commencing October 20, 2015 [D.I. 6544], and continuing thereafter on December 1, 2015 [D.I. 7191], the Debtors filed the Plan Supplement with the Court. The Plan Supplement complies with the terms of the Plan, and the Debtors provided good and proper notice of the filing in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order, and the facts and circumstances of these Chapter 11 Cases. No other or further notice is or will be required with respect to the Plan Supplement.

E.	Modifications to the Plan.

6. Pursuant to section 1127 of the Bankruptcy Code, the modifications to the Plan described or set forth in this Confirmation Order constitute technical changes, changes with respect to particular Claims by agreement with Holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim or Interest. These modifications are consistent with the disclosures previously made pursuant to the Disclosure Statement and solicitation materials served pursuant to the Disclosure Statement Order, and notice of these modifications was adequate and appropriate under the facts and circumstances of these Chapter 11 Cases.

7. In accordance with Bankruptcy Rule 3019, these modifications, do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims and Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan.

F.	Objections Overruled.

8. Any resolution or disposition of objections to Confirmation explained or otherwise ruled upon by the Court on the record at the Confirmation Hearing is hereby incorporated by reference. All unresolved objections, statements, and reservations of rights are hereby overruled on the merits.

G.	EFCH 2037 Notes Trustee’s Objection

9. In resolution of the Objection of The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee for the EFCH 2037 Notes Claims, to Confirmation of the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6585] (the “EFCH 2037 Notes Trustee Objection”), (i) subject to consummation of the Plan, the EFCH 2037 Notes Trustee shall, on behalf of Holders of EFCH 2037 Note Claims, receive on the Effective Date a distribution under the Plan in the aggregate amount of $125,000.00 on account of an Allowed Class C5 General Unsecured Claim Against the TCEH Debtors (the “Distribution”), which shall be Allowed in the aggregate amount, as of the Effective Date, sufficient to obtain the Distribution from the Cash-Out Election Pool, and neither such Allowed Class C5 Claim in favor of the EFCH 2037 Notes Trustee nor the Distribution shall be subject to disallowance, offset, recoupment, or other defense or objection; provided, that the Holders of EFCH 2037 Note Claims shall be deemed to have made irrevocably the Cash-Out Election with respect to their Allowed Class C5 Claims; (ii) upon the Effective

Date of the Plan and receipt of the Distribution, the EFCH 2037 Notes Trustee shall release and waive and shall be deemed to release and waive its Claims against the Debtors for fees, expenses and indemnification under the EFCH 2037 Note Indenture, or otherwise; provided that nothing herein or in the Plan shall affect the EFCH 2037 Notes Trustee’s rights under the EFCH 2037 Note Indenture (including, with respect to indemnification) as against any other person or entity, including the Holders of EFCH 2037 Note Claims; (iii) the EFCH 2037 Notes Trustee shall not object to, delay, impede, or take any other action to prevent consummation of the Plan, including the releases set forth therein, except to the extent (if any) that the Plan is modified or amended to be inconsistent with the resolution of the EFCH 2037 Notes Trustee Objection as set forth herein; (iv) the EFCH 2037 Notes Trustee shall not object to or otherwise oppose or interfere with the Settlement Agreement (except to the extent, if any, that the Settlement Agreement is amended to be inconsistent with the resolution of the EFCH 2037 Notes Trustee Objection as set forth herein); and (v) the EFCH 2037 Notes Trustee shall, (A) promptly following entry of this Confirmation Order, and with the Debtors’ agreement, seek to stay the appeal of the PSA Order, and (B) promptly following receipt of the Distribution and consummation of the Plan, dismiss with prejudice its appeal of the PSA Order. For the avoidance of doubt, the foregoing provisions (i), (ii), (iii) and (v) of this paragraph shall cease to apply upon the occurrence of the Plan Support Termination Date (as defined in the Plan Support Agreement).

10. No Holders of EFCH 2037 Notes has objected to the Fifth Amended Plan or directed the EFCH 2037 Notes Trustee with respect to the Fifth Amended Plan.

11. The settlement of the EFCH 2037 Notes Trustee’s objection to the Fifth Amended Plan benefits the Holders of the EFCH 2037 Notes based upon a review of the record of the Confirmation Hearing, and considering the subordinate nature of the EFCH 2037 Notes, the relative probabilities of success, the complex nature, and the inherent and uncertain risks of litigation, and the cost, expense, inconvenience, and delay associated with litigation regarding the treatment of the EFCH 2037 Notes under the Fifth Amended Plan.

12. The EFCH 2037 Notes Trustee has the authority, as a matter of law, to settle its objection the EFCH 2037 Notes Trustee Objection to the Fifth Amended Plan to improve the treatment of the Holders of the EFCH 2037 Notes as provided herein. The resolution of the EFCH 2037 Notes Trustee Objection is fair and reasonable.

H.	Disclosure Statement Order.

13. On September 22, 2015, the Court entered the Disclosure Statement Order [D.I. 6131], which, among other things, fixed October 23, 2015, at 4:00 p.m. (prevailing Eastern Time), as the deadline for voting to accept or reject the Plan, as well as the deadline for objecting to the Plan (the “Plan Objection Deadline”).

I.	Transmittal and Mailing of Materials; Notice.

14. As evidenced by the Solicitation Affidavit, the Publication Affidavits, and the Voting Report, the Debtors provided due, adequate, and sufficient notice of the Plan, the Disclosure Statement, the Disclosure Statement Order, the Scheduling Order, the Solicitation Packages, the Confirmation Hearing Notice, the Plan Supplement, and all the other materials distributed by the Debtors in connection with the Confirmation of the Plan in compliance with the Bankruptcy Rules, including Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Bankruptcy Rules”), and the procedures set forth in the Disclosure Statement Order. The Debtors provided due, adequate, and sufficient notice of the Plan Objection Deadline, the Confirmation Hearing (as may be continued from time to time), including to the Holders of the EFCH 2037 Notes, and any applicable bar dates and hearings described in the Disclosure Statement Order in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order. No other or further notice is or shall be required.

J.	Solicitation.

15. The Debtors solicited votes for acceptance and rejection of the Plan in good faith, and such solicitation complied with sections 1125 and 1126, and all other applicable sections, of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement Order, and all other applicable rules, laws, and regulations.

K.	Voting Report.

16. Prior to the Confirmation Hearing, the Debtors filed the Voting Report.3 The procedures used to tabulate ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and all other applicable rules, laws, and regulations.

17. As set forth in the Plan and the Disclosure Statement, Holders of Claims in Classes B9, C3, C4, and C5 (collectively, the “Voting Classes”) were eligible to vote to accept or reject the Plan in accordance with the Solicitation Procedures. Holders of Claims and Interests in Classes A1, A2, A3, A4, A5, A6 A7, A8, A9, A10 A11, B1, B2, B3, B4, B5, B6, C1, and C2 (collectively, the “Deemed Accepting Classes”) are Unimpaired and conclusively presumed to accept the Plan and, therefore, could not vote to accept or reject the Plan. Holders of Claims or Interests in Classes A13, A15, B8, B10, C6, C8, and C10 (collectively, the “Deemed Rejecting Classes”) are Impaired under the Plan, entitled to no recovery under the Plan, and are therefore deemed to have rejected the Plan. Holders of Intercompany Claims in Classes A12, B7, and C7 and Intercompany Interests in Classes A14 and C9 are Unimpaired and conclusively presumed to have accepted the Plan (to the extent reinstated) or are Impaired and deemed to reject the Plan (to the extent cancelled and released), and, in either event, are not entitled to vote to accept or reject the Plan.

[3]	The Voting Report was admitted into evidence during the Confirmation Hearing without objection. See D.I. 6826; D-DIR Sullivan; 11/5/15 Hr’g Tr. at 14:13-14.

18. As evidenced by the Voting Report, each Voting Class voted to accept the Plan.

L.	Bankruptcy Rule 3016.

19. The Plan is dated and identifies the Entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The Debtors appropriately filed the Disclosure Statement and Plan with the Court, thereby satisfying Bankruptcy Rule 3016(b).

M.	Burden of Proof.

20. The Debtors, as proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, the applicable evidentiary standard for Confirmation. Further, the Debtors have proven the elements of sections 1129(a) and 1129(b) by clear and convincing evidence.

N.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code.

21. The Plan complies with all applicable provisions of section 1129 of the Bankruptcy Code as follows:

a.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code.

22. The Plan complies with all applicable provisions of the Bankruptcy Code, including sections 1122 and 1123, as required by section 1129(a)(1) of the Bankruptcy Code.

i.	Sections 1122 and 1123(a)(1)—Proper Classification.

23. The classification of Claims and Interests under the Plan is proper under the Bankruptcy Code. In accordance with sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into 35 different Classes, based on differences in the legal nature or priority of such Claims and Interests (other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims, which are addressed in Article II of the Plan and are required not to be designated as separate Classes by section 1123(a)(1) of the Bankruptcy Code). Valid business, factual, and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan, the classifications were not implemented for any improper purpose, and the creation of such Classes does not unfairly discriminate between or among Holders of Claims and Interests.4

24. In accordance with section 1122(a) of the Bankruptcy Code, each Class of Claims or Interests contains only Claims or Interests substantially similar to the other Claims or Interests within that Class. Accordingly, the Plan satisfies the requirements of sections 1122(a), 1122(b), and 1123(a)(1) of the Bankruptcy Code.

ii.	Sections 1123(a)(2)—Specification of Unimpaired Classes.

25. Article III of the Plan specifies that Claims in the Deemed Accepting Classes are Unimpaired under the Plan. Additionally, Article II of the Plan specifies that Administrative Claims and Priority Tax Claims are Unimpaired, although the Plan does not classify these Claims. Accordingly, the Plan satisfies the requirements of section 1123(a)(2) of the Bankruptcy Code.

iii.	Sections 1123(a)(3)—Specification of Treatment of Impaired Classes.

26. Article III of the Plan specifies the treatment of each Impaired Class under the Plan. Accordingly, the Plan satisfies the requirements of section 1123(a)(3) of the Bankruptcy Code.5

[4]	See D-DIR Doré ¶¶ 60- 61.
[5]	See D-DIR Doré ¶ 60.

iv.	Sections 1123(a)(4)—No Discrimination.

27. Article III of the Plan provides the same treatment to each Claim or Interest in any particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest.6 Accordingly, the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

v.	Section 1123(a)(5)—Adequate Means for Plan Implementation.

28. The Plan and the various documents included in the Plan Supplement provide adequate and proper means for the Plan’s execution and implementation, including: (a) the restructuring of the Debtors’ balance sheet and other financial transactions provided for by the Plan; (b) the implementation of the Settlement Agreement, as contemplated by Article IV.B.15 of the Plan; (c) the implementation of the Creditor Settlements; (d) the New Organizational Documents; (e) the consummation of the transactions contemplated by the Plan Support Agreement, including the Merger and Purchase Agreement and the Backstop Agreement; (f) the cancellation of certain existing agreements, obligations, instruments, and Interests; (g) the continuance of certain agreements, obligations, instruments, and Interests, as provided in Article III of the Plan; (h) the vesting of the assets of the Debtors’ Estates in the Reorganized Debtors; and (i) the execution, delivery, filing, or recording of all contracts, instruments, releases, and other agreements or documents in furtherance of the Plan.7 Accordingly, the Plan satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

[6]	See D-DIR Doré ¶ 61.
[7]	See D-DIR Doré ¶¶ 62-64.

vi.	Section 1123(a)(6)—Non-Voting Equity Securities.

29. The New Organizational Documents prohibit the issuance of non-voting securities.8 Accordingly, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

vii.	Section 1123(a)(7)—Directors, Officers, and Trustees.

30. The Reorganized Debtors’ initial directors and officers, to the extent known, have been disclosed prior to the Confirmation Hearing and, to the extent not known, will be determined in accordance with the New Organizational Documents and the New EFH Management Agreement, which is consistent with the interests of creditors and equity holders and public policy.9 Accordingly, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

b.	Section 1123(b)—Discretionary Contents of the Plan.

31. The Plan contains various provisions that may be construed as discretionary but not necessary for Confirmation under the Bankruptcy Code. Any such discretionary provision complies with section 1123(b) of the Bankruptcy Code and is not inconsistent with the applicable provisions of the Bankruptcy Code. Thus, the Plan satisfies section 1123(b).

[8]	See D-DIR Doré ¶ 65.
[9]	See D-DIR Doré ¶¶ 66-68.

i.	Impairment/Unimpairment of Any Class of Claims or Interests.

32. Pursuant to the Plan, Article III of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Interests, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

ii.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

33. Article V of the Plan provides for the assumption and, with respect to certain Executory Contracts and Unexpired Leases, assignment of the Debtors’ Executory Contracts and Unexpired Leases as of the Effective Date unless such Executory Contract or Unexpired Lease: (a) was previously assumed or rejected; (b) is identified on the Rejected Executory Contract and Unexpired Lease List; (c) is the subject of a motion to reject an Executory Contract or Unexpired Lease that is pending on the Confirmation Date; or (d) is subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

iii.	Compromise and Settlement.

34. In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan generally constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest.

iv.	Debtor Release.

35. The releases of claims and Causes of Action by the Debtors described in Article VIII.C of the Plan in accordance with section 1123(b)(3)(A) of the Bankruptcy Code represent a valid exercise of the Debtors’ business judgment under Bankruptcy Rule 9019 (the “Debtor Release”). The Debtors’ or the Reorganized Debtors’ pursuit of any such claims against the Released Parties is not in the best interest of the Estates’ various constituencies because the costs involved would likely outweigh any potential benefit from pursuing such Claims.10 The Debtor Release is furthermore an integral part of the Plan and the Settlement Agreement11 and is in the best interests of the Debtors’ Estates.12

36. The Debtor Release appropriately offers protection to parties that constructively participated in the Debtors’ restructuring process, including TEF, Texas Holdings, Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P., and Goldman, Sachs & Co., as well as affiliates that hold direct or indirect interests in Texas Holdings, TEF, or EFH Corp. (collectively, the “Prepetition Sponsors”) and the members of the TCEH First Lien Ad Hoc Committee.13 Such protections from liability facilitated the participation of many of the Debtors’ stakeholders in the negotiations and compromises that led to the Plan.14 Specifically, the Released Parties under the Plan, including, the Plan Sponsors (including the Backstop Purchasers and Equity Investors) and members of the TCEH Unsecured Ad Hoc Group, made significant contributions to the Debtors’ Chapter 11 Cases, including, as applicable, entering into the Plan Support Agreement, the Settlement Agreement, the Creditor Settlements, the Merger and Purchase Agreement, the Backstop Agreement, the Equity Commitment Letter, and related transactional documents and

[10]	11/13/15 Hr’g Tr. 50:23-51:14; 70:24-71:10; 140:24-141:7 (Williamson); D-DIR Williamson_R at ¶ 34; D-DIR Sawyer ¶ 35; See D-DIR Doré ¶¶ 31-34, 45-47; D-DIR Keglevic at ¶¶ 105-16
[11]	9/30/15 Williamson Deposition Tr. 94:4-19; 9/24/15 Sawyer Deposition Tr. 549: 11-19; D-DIR Sawyer ¶ 60; See D-DIR Doré ¶¶ 34, 47
[12]	11/13/15 Hr’g Tr. 71:20-72:6; 88:21-89:5 (Williamson); 9/30/15 Williamson Deposition Tr. 121:4-14; D-DIR Sawyer ¶ 66; D-DIR Keglevic at ¶ 63.
[13]	D-DIR, Keglevic at ¶ 112-13, 115.
[14]	D-DIR, Keglevic at ¶ 111-13.

waiving substantial Claims against the Debtors.15 The Debtor Release for the Prepetition Sponsors is appropriate because the Prepetition Sponsors share an identity of interest with the Debtors and the Debtors’ directors and officers, waived claims associated with these Chapter 11 Cases, and actively participated in joint board and committee meetings during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors under the Settlement Agreement to facilitate the Debtors’ reorganization.

37. The scope of the Debtor Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan and the Settlement Agreement, the Debtor Release is approved.

v.	Release by Holders of Claims and Interests.

38. The release by the Releasing Parties (the “Third Party Release”), set forth in Article VIII.D of the Plan, is an essential provision of the Plan. The Third Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties;16 (b) a good-faith settlement and compromise of the claims and Causes of Action released by the Third Party Release; (c) materially beneficial to, and in the best interests of, the Debtors, their Estates, and their stakeholders, and are important to the overall objectives of the Plan to finally resolve certain Claims among or against certain parties in interest in these Chapter 11 Cases;17 (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released by the Third Party Release against any of the other Released Parties; and (g) are consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code

[15]	D-DIR Cremens ¶¶ 61, 66; D-DIR Smidt ¶¶ 33-35
[16]	11/13/15 Hr’g Tr. at 85:9-18 (Williamson); 9/30/15 Williamson Dep. Tr. at 185:18-187:4; 204:14-205:18; D-DIR Sawyer ¶ 64; D-DIR Smidt ¶¶ 36-41; 11/4/2015 Hr’g Tr. (Smidt) at 67:10-69:4; D-DIR Cremens ¶ 61.
[17]	11/13/15 Hr’g Tr. at 86:17-87:9 (Williamson); D-DIR Williamson_R at ¶ 60; D-DIR Sawyer ¶ 64; D-DIR Cremens ¶ 66.

39. The Third Party Release is an integral part of the Plan. Like the Debtor Release, the Third Party Release facilitated participation in both the Debtors’ Plan and the chapter 11 process generally. The Third Party Releases are instrumental to the Settlement Agreement and the Creditor Settlements and were critical in incentivizing the parties to support the Plan and preventing potentially significant and time-consuming legacy litigation. The Third Party Releases were a core negotiation point in connection with the Merger and Purchase Agreement and instrumental in developing a Plan that left all creditors of the EFH Debtors and EFIH Debtors Unimpaired. As such, the Third Party Release appropriately offers certain protection to parties who constructively participated in the Debtors’ restructuring process by supporting the Plan through the Plan Support Agreement or the Creditor Settlements, Unimpaired Creditors that are being paid in full in cash or otherwise receiving a full recovery, or Holders of Claims or Interests that abstained from voting but did not opt out of the Third Party Release (to the extent such Holders of Claims or Interests were entitled to opt out of the Third Party Release under the Plan).18

40. The scope of the Third Party Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases, and parties received due and adequate notice of the Third Party Release. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Third Party Release to the Plan, the Third Party Release is approved.

[18]	See D-DIR Doré ¶ 71

vi.	Exculpation.

41. The exculpation provisions set forth in Article VIII.E of the Plan are essential to the Plan. The record in these Chapter 11 Cases fully supports the exculpation and the exculpation provisions set forth in Article VIII.E of the Plan, which are appropriately tailored to protect the Exculpated Parties from inappropriate litigation.19

vii.	Injunction.

42. The injunction provisions set forth in Article VIII.F of the Plan are essential to the Plan and are necessary to implement the Plan and to preserve and enforce the Debtor Release, the Third Party Release, and the exculpation provisions in Article VIII.E of the Plan. Such injunction provisions are appropriately tailored to achieve those purposes.

viii.	Preservation of Claims and Causes of Action.

43. Article IV.Q of the Plan appropriately provides for the preservation by the Debtors of certain Causes of Action in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. Causes of Action not released by the Debtors or exculpated under the Plan will be retained by the Reorganized Debtors as provided by the Plan. The provisions regarding Causes of Action in the Plan are appropriate and in the best interests of the Debtors, their respective Estates, and Holders of Claims and Interests. For the avoidance of any doubt, Causes of Action released or exculpated under the Plan will not be retained by the Reorganized Debtors.

c.	Section 1123(d)—Cure of Defaults.

44. Article V.C of the Plan provides for the satisfaction of Cure Claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the

[19]	See D-DIR Doré ¶¶ 72- 73.

Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitations described in Article V.C of the Plan, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. Any disputed cure amounts will be determined in accordance with the procedures set forth in Article V.C of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure defaults with respect to assumed Executory Contracts and Unexpired Leases in accordance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

d.	Section 1129(a)(2)—Compliance of the Debtors and Others with the Applicable Provisions of the Bankruptcy Code.

45. The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1122, 1123, 1124, 1125, 1126, and 1128, and Bankruptcy Rules 3017, 3018, and 3019.

46. The Debtors and their agents solicited votes to accept or reject the Plan after the Court approved the adequacy of the Disclosure Statement, pursuant to section 1125(a) of the Bankruptcy Code and the Disclosure Statement Order.

47. The Debtors and their agents have solicited and tabulated votes on the Plan and have participated in the activities described in section 1125 of the Bankruptcy Code fairly, in good faith within the meaning of section 1125(e), and in a manner consistent with the applicable provisions of the Disclosure Statement Order, the Disclosure Statement, the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VIII.E of the Plan. New EFH, the Backstop Purchasers, and the Equity

Investors, and their respective agents and Affiliates have participated in good faith and in compliance with applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of the New EFH Common Stock and Rights, and New EFH, the Backstop Purchasers, and the Equity Investors, and their respective agents and Affiliates shall not be liable, on account of such participation for violation of any applicable law, rule, or regulation governing the offer, issuance, sale, or purchase of such securities.

48. The Debtors and their agents have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the offering, issuance, and distribution of recoveries under the Plan and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such distributions are made consistent with and pursuant to the Plan.

e.	Section 1129(a)(3)—Proposal of Plan in Good Faith.

49. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Debtors’ good faith is evident from the facts and record of these Chapter 11 Cases, the Disclosure Statement, the hearing on the Disclosure Statement, and the record of the Confirmation Hearing and other proceedings held in these Chapter 11 Cases.20

[20]	D-DIR, Keglevic at ¶¶ 5-47; 10/5/2015 Baker Dep. Tr. 62:24-64:7.

50. The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors, the Debtors’ disinterested directors and managers, the Plan Sponsors (including the Backstop Parties and the Equity Investors), the TCEH Committee, the EFH/EFIH Committee, the TCEH First Lien Ad Hoc Committee, the TCEH Second Lien Consortium, the TCEH Unsecured Ad Hoc Group, the Debtors’ prepetition equity sponsors, the funds and accounts advised or sub-advised by Fidelity Management & Research Company or one of its affiliates, the EFIH First Lien Notes Trustee, the EFIH Second Lien Notes Trustee, the consenting Holders of EFIH Senior Toggle Notes, the EFH Notes Trustee, the EFIH Unsecured Notes Trustee, and certain of the Debtors’ other stakeholders.21 The Plan itself and the process leading to its formulation provide independent evidence of the Debtors’ and such other parties’ good faith, serve the public interest, and assure fair treatment of Holders of Claims and Interests. Consistent with the overriding purpose of chapter 11, the Debtors filed these Chapter 11 Cases, and proposed the Plan, with the legitimate purpose of allowing the Debtors to maximize stakeholder value.22 Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

f.	Section 1129(a)(4)—Court Approval of Certain Payments as Reasonable.

51. Subject to paragraphs 118-121, any payment made or to be made by the Debtors, or by a person issuing securities or acquiring property under the Plan, for services or costs and expenses in connection with these Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable. Accordingly, the Plan satisfies the requirements of section 1129(a)(4).

[21]	D-DIR, Keglevic at ¶¶ 5-47; 10/7/2015 Siegert Dep. Tr. 89:6-8, 92:1-18; 10/5/2015 Baker Dep. Tr. 216:21-218:2; 11/13/2015 Hr’g Tr. (Williamson) at 73:15-25.
[22]	D-DIR, Keglevic at ¶¶ 5-47; 11/13/2015 Hr’g Tr. (Williamson) at 45:18-25.

g.	Section 1129(a)(5)—Disclosure of Directors and Officers and Consistency with the Interests of Creditors and Public Policy.

52. To the extent not disclosed in the Plan Supplement, the identities of the Reorganized Debtors’ directors and officers shall be determined in accordance with the New Organizational Documents, and the New EFH Management Agreement. Accordingly, the Debtors have satisfied the requirements of section 1129(a)(5) of the Bankruptcy Code.

h.	Section 1129(a)(6)— Rate Changes.

53. The Plan does not contain any rate changes subject to the jurisdiction of any governmental regulatory commission and therefore will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.

i.	Section 1129(a)(7)—Best Interests of Holders of Claims and Interests.

54. The evidence in support of the Plan that was proffered or adduced at the Confirmation Hearing, including pursuant to the Doré Declaration and Stuart Declaration and the facts and circumstances of these Chapter 11 Cases, establishes that each Holder of Allowed Claims or Interests in every Class will recover as much or more value under the Plan on account of such Claim or Interest, as of the Effective Date, than the amount such Holder would receive if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. As a result, the requirements of section 1129(a)(7) of the Bankruptcy Code are satisfied.

j.	Section 1129(a)(8)—Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Certain Impaired Class.

55. Because the Plan has not been accepted by the Deemed Rejecting Classes, the Debtors seek Confirmation under section 1129(b), rather than section 1129(a)(8), of the Bankruptcy Code. Thus, although section 1129(a)(8) has not been satisfied with respect to the Deemed Rejecting Classes, the Plan is confirmable because the Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Classes and thus satisfies section 1129(b) of the Bankruptcy Code with respect to such Classes as described further below. As a result, the requirements of section 1129(b) are satisfied.

k.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code.

56. The treatment of DIP Claims, Administrative Claims, Professional Fee Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of, and complies in all respects with, section 1129(a)(9) of the Bankruptcy Code.

l.	Section 1129(a)(10)—Acceptance by at Least One Impaired Class.

57. As set forth in the Voting Report, each Impaired Class that is entitled to vote on the Plan has voted to accept the Plan. Specifically, Holders of Claims in Classes B9, C3, C4, and C5 voted to accept the Plan. As such, there is at least one Class of Claims that is Impaired under the Plan and has accepted the Plan, determined without including any acceptance of the Plan by any insider (as defined by the Bankruptcy Code). Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied.

m.	Section 1129(a)(11)—Feasibility of the Plan.

58. The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Confirmation Hearing, including the Keglevic Declaration, Horton Declaration, Ying Declaration, and the Doré Declaration: (a) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, or proffered; (b) has not been controverted by other persuasive evidence; (c) establishes that the Plan is feasible and Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization; (d) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan—including sufficient amounts of Cash to reasonably ensure payment of, among other Allowed Claims,

Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims Against the EFH Debtors, Allowed Other Secured Claims Against the EFIH Debtors, Allowed Other Secured Claims Against the TCEH Debtors, Allowed Professional Fee Claims, Allowed Unsecured Claims that will receive cash distributions pursuant to the terms of the Plan and other expenses in accordance with the terms of the Plan and section 507(a) of the Bankruptcy Code; and (e) establishes that the Debtors or the Reorganized Debtors, as applicable, will have the financial wherewithal to pay any EFIH First Lien Note Claims and any EFIH Second Lien Note Claims that accrue, become payable, or are allowed by Final Order following the Effective Date, including, any Makewhole Claims, any post-Effective Date interest, and any post-Effective Date fee, expense, or indemnification claims of the EFIH First Lien Trustee and EFIH Second Lien Trustee.23 Accordingly, the Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.

n.	Section 1129(a)(12)—Payment of Statutory Fees.

59. Article XII.C of the Plan provides that all fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Court at the Confirmation Hearing in accordance with section 1128 of the Bankruptcy Code, will be paid by the applicable Debtor (on the Effective Date) or each of the applicable Reorganized Debtors, or the Disbursing Agent on behalf of each of the applicable Reorganized Debtors, (after the Effective Date) for each quarter (including any fraction of a quarter) until these Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

[23]	D-DIR, Keglevic at ¶¶ 64-81; 10/5/2015 Baker Dep. Tr. 109:6-110:11, 111:17-112:13; 156:6-11.

o.	Section 1129(a)(13)—Retiree Benefits.

60. Pursuant to section 1129(a)(13) of the Bankruptcy Code, and as provided in Article IV.P of the Plan, the Reorganized Debtors will continue to pay all obligations on account of retiree benefits (as such term is used in section 1114 of the Bankruptcy Code) on and after the Effective Date in accordance with applicable law. As a result, the requirements of section 1129(a)(13) of the Bankruptcy Code are satisfied.

p.	Section 1129(a)(14), (15), and (16)—Domestic Support Obligations, Individuals, and Nonprofit Corporations

61. The Debtors do not owe any domestic support obligations, are not individuals, and are not nonprofit corporations. Therefore, sections 1129(a)(14), 1129(a)(15), and 1129(a)(16) of the Bankruptcy Code do not apply to these Chapter 11 Cases.

q.	Section 1129(b)—Confirmation of Plan Over Nonacceptance of Impaired Class.

62. Notwithstanding the fact that the Deemed Rejecting Classes have not accepted the Plan, the Plan may be confirmed pursuant to section 1129(b)(1) of the Bankruptcy Code because: (a) each Voting Class voted to accept the Plan; and (b) the Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Classes. As a result, the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code. Thus, the Plan may be confirmed even though section 1129(a)(8) of the Bankruptcy Code is not satisfied. After entry of the Confirmation Order and upon the occurrence of the Effective Date, the Plan shall be binding upon the members of the Deemed Rejecting Classes.

r.	Section 1129(c)—Only One Plan.

63. Other than the Plan (including previous versions thereof), no other plan has been filed in these Chapter 11 Cases. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code are satisfied.

s.	Section 1129(d)—Principal Purpose of the Plan Is Not Avoidance of Taxes or Section 5 of the Securities Act.

64. No Governmental Unit has requested that the Court refuse to confirm the Plan on the grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. As evidenced by its terms, the principal purpose of the Plan is not such avoidance. Accordingly, the requirements of section 1129(d) of the Bankruptcy Code have been satisfied.

t.	Section 1129(e)—Not Small Business Cases.

65. These Chapter 11 Cases are not small business cases, and accordingly, section 1129(e) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

u.	Satisfaction of Confirmation Requirements.

66. Based upon the foregoing, the Plan satisfies the requirements for plan confirmation set forth in section 1129 of the Bankruptcy Code.

v.	Good Faith.

67. The Debtors have proposed the Plan in good faith, with the legitimate and honest purpose of maximizing the value of the Debtors’ Estates for the benefit of their stakeholders. The Plan accomplishes this goal. Accordingly, the Debtors or New EFH, as appropriate, have been, are, and will continue acting in good faith if they proceed to: (a) consummate the Plan, the Merger and Purchase Agreement, the Spin-Off, the Backstop Agreement, the Rights Offering, the Equity Commitment Letter, and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed or contemplated by this Confirmation Order. Therefore, the Plan has been proposed in good faith to achieve a result consistent with the objectives and purposes of the Bankruptcy Code.

68. The EFH Notes Trustee has acted prudently and in good faith in these Chapter 11 Cases, has, as of the date hereof, fully and properly performed and discharged all of its duties under the EFH Note Indentures, and shall have no (nor incur any) liability for, and is released from any cause of action or any claim related to any act or omission in connection with, relating to, arising out of, or required under, the EFH/EFIH Committee Settlement, the order approving the EFH/EFIH Committee Settlement, or any other related documents or agreements; provided, however, that the foregoing shall not release or exculpate the EFH Notes Trustee from liability for any act or omission that is inconsistent with the EFH Notes Trustee’s obligations, commitments, or undertakings under the EFH/EFIH Committee Settlement.

69. The EFIH Unsecured Notes Trustee has acted prudently and in good faith in these Chapter 11 Cases, and has, as of the date hereof, fully and properly performed and discharged all of its duties under the EFIH Senior Toggle Note Indenture and the EFIH Unexchanged Note Indenture.

70. The EFCH 2037 Notes Trustee has acted in good faith and conducted itself with respect to the Fifth Amended Plan and the resolution of the EFCH 2037 Notes Trustee Objection with the degree of care that a prudent person would exercise or use in the circumstances.

w.	Conditions to Effective Date.

71. The Plan shall not become effective unless and until the conditions set forth in Article IX.B of the Plan have been satisfied or waived pursuant to Article IX.C of the Plan.

x.	Implementation.

72. All documents and agreements necessary to implement the Plan, including those contained or summarized in the Plan Supplement, the Tax Receivable Agreement (if any), the Merger and Purchase Agreement, the Backstop Agreement, the Rights Offering Procedures, and the Equity Commitment Letter, the EFH/EFIH Committee Settlement, and all other relevant and necessary documents have been negotiated in good faith and at arm’s length, are in the best interests of the Debtors, and shall, upon completion of documentation and execution, be valid, binding, and enforceable documents and agreements not in conflict with any federal, state, or local law. The Debtors and the Plan Sponsors are authorized to take any action reasonably necessary or appropriate to consummate such agreements and the transactions contemplated thereby.

y.	Vesting of Assets.

73. Except as otherwise provided in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each applicable Reorganized Debtor, free and clear of all Liens, Claims, charges, Interests, or other encumbrances. Except as otherwise provided in the Plan, on and after the Effective Date, each of the Reorganized Debtors may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

z.	Retention of Jurisdiction.

74. The Court properly retains jurisdiction over the matters set forth in Article XI and other applicable provisions of the Plan.

II. ORDER

BASED ON THE FOREGOING FINDINGS OF FACT AND CONCLUSIONS OF LAW, IT IS THEREFORE ORDERED, ADJUDGED, AND DECREED THAT:

75. This Confirmation Order confirms the Plan and is effective as of December 7, 2015.

76. This Confirmation Order approves the Plan Supplement, including the documents contained therein that may be amended through and including the Effective Date in accordance with and as permitted by the Plan.

77. All Holders of Claims and Interests that voted to accept the Plan are conclusively presumed to have accepted the Plan as modified.

78. The Plan and this Confirmation Order will be effective and binding on all parties in interest, including: (a) the Debtors; (b) the TCEH Committee; (c) the EFH/EFIH Committee; (d) the Plan Sponsors (including the Backstop Parties and Equity Investors); and (e) all Holders of Claims and Interests.

79. The failure to include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, agreement, or exhibit does not impair the effectiveness of that article, section, or provision; it being the intent of the Court that the Plan, the Plan Supplement, and any related document, agreement, or exhibit are approved in their entirety.

A.	Objections.

80. To the extent that any objections (including any reservations of rights contained therein) to Confirmation have not been withdrawn, waived, or settled prior to entry of this Confirmation Order, are not cured by the relief granted in this Confirmation Order, or have not been otherwise resolved as stated by the Debtors on the record of the Confirmation Hearing, all such objections (including any reservation of rights contained therein) are hereby overruled on the merits.

B.	Findings of Fact and Conclusions of Law.

81. The findings of fact and the conclusions of law set forth in this Confirmation Order constitute findings of fact and conclusions of law in accordance with Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. All findings of fact and conclusions of law announced by the Court at the Confirmation Hearing in relation to Confirmation, including the Confirmation Ruling, are hereby incorporated into this Confirmation Order. In addition, all findings of fact and conclusions of law set forth in the Order Granting The Motion of Energy Future Holdings Corp., et al., to Approve a Settlement of Litigation Claims and Authorize the Debtors to Enter into and Perform Under the Settlement Agreement are incorporated into this Confirmation Order. To the extent that any of the following constitutes findings of fact or conclusions of law, they are adopted as such. To the extent any finding of fact or conclusion of law set forth in this Confirmation Order (including any findings of fact or conclusions of law announced by the Court at the Confirmation Hearing and incorporated herein) constitutes an order of this Court, it is adopted as such.

C.	The Releases, Injunction, Exculpation, and Related Provisions Under the Plan.

82. The following releases, injunctions, exculpations, and related provisions set forth in Article VIII of the Plan are hereby approved and authorized in their entirety:

a.	The Debtor Release.

83. In addition to any release provided in the Settlement Order, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in--or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007 Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the Creditor Settlements, the EFIH First Lien Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Creditor Settlements, the Terminated Restructuring Support Agreement, the Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

b.	The Third Party Release.

84. As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Claims and Causes of Action, including Claims and Causes of Action identified, claimed, or released in the Standing Motions, the Litigation Letters, or the Disinterested Directors Settlement, as well as all other Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions (including dividends paid), transactions pursuant and/or related to the Master Separation Agreement dated December 12, 2001, the TCEH Credit Agreement, the TCEH First Lien Notes, the Cash Collateral Order (and any payments or transfers in connection therewith), the TCEH First Lien Intercreditor Agreement, the Liability Management Program, the Tax Sharing Agreements, the 2007

Acquisition, the Management Agreement, the 2009 amendment to the TCEH Credit Agreement, the 2011 Amend and Extend Transactions, the 2005 Oncor Transfer, the 2013 Revolver Extension, the Luminant Makewhole Settlement, the Tax and Interest Makewhole Agreements, the TCEH Intercompany Notes, the Shared Services, any preference or avoidance claim pursuant to sections 544, 547, 548, and 549 of the Bankruptcy Code, the formulation, preparation, dissemination, negotiation, or Filing of the Terminated Restructuring Support Agreement, the Plan Support Agreement, the Creditor Settlements, the EFIH First Lien Settlement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Plan Support Agreement, the Creditor Settlements, the Terminated Restructuring Support Agreement, the Disclosure Statement, the Plan, the Transaction Agreements, the DIP Facilities, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any (i) claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First

Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes, (ii) post-Effective Date obligations of any party or Entity under the Plan, (iii) any Restructuring Transaction, (iv) any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (v) claims or Causes of Action asserted by any Holder of Allowed Class C3 Claims against one or more Holders of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) solely with respect to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute.

c.	Exculpation.

85. Except as otherwise specifically provided in the Plan (including Article III.B.18, Article III.B.19, and Article III.B.21), no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, Filing, or termination of the Terminated Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Support Agreement, the Creditor Settlements, the Transaction Agreements, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion)

created or entered into in connection with the Disclosure Statement, the Plan, the Plan Support Agreement, the Creditor Settlements, the Transaction Agreements, or the DIP Facilities, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan, the Transaction Agreements, or any other related agreement, except for claims related to any act or omission that is determined in a final order to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of, and distribution of, consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, the exculpation set forth above does not exculpate any (i) claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes, or (ii) claims or Causes of Action asserted by any Holder of Allowed Class C3 Claims against one or more Holders of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) solely with respect to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute.

d.	Injunction.

86. In addition to any injunction provided in the Settlement Order, except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests that have been released pursuant to Article VIII.C or Article VIII.D of the Plan, shall be discharged pursuant to Article VIII.A of the Plan, or are subject to exculpation pursuant to Article VIII.E of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, or the Released Parties: (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (iii) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan. For the avoidance of doubt, notwithstanding anything to the contrary in the foregoing, the injunction set forth above does not enjoin (a) the TCEH First Lien Creditor Allocation Disputes, or any claims or Causes of Action by the Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee against one or more Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising from or in connection with the TCEH First Lien Creditor Allocation Disputes, or (b) the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute, or claims or Causes of Action asserted in the Marathon Delaware Action (in accordance with and as that term is defined in the Stipulation and Consent Order Regarding Limited Objection of Marathon Asset Management, LP to Confirmation of Debtors’ Fifth Amended Plan of Reorganization, dated November 10, 2015 [Docket No. 6932]) by any Holder of Allowed Class C3 Claims against one or more Holders of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) solely with respect to the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute. Notwithstanding anything to the contrary in the Plan or in this Confirmation Order, the Plan and this Confirmation Order shall not enjoin or otherwise prevent Holders of EFIH First Lien Note Claims, Holders of EFIH Second Lien Note Claims, the EFIH First Lien Notes Trustee, or the EFIH Second Lien Notes Trustee from prosecuting any appeal of any order with respect to any Makewhole Claims or any other Claims held by such parties.

D.	Merger and Purchase Agreement, Backstop Agreement, Rights Offering, and Equity Commitment Letter.

87. The Debtors are authorized to enter into the Merger and Purchase Agreement, perform all of their obligations thereunder (including, payment or reimbursement, as the case may be, of the Transaction Expenses to the Reimbursement Parties (each as defined in the Merger and Purchase Agreement) in accordance with Section 6.25 of the Merger and Purchase Agreement), and the Merger and Purchase Agreement is approved in its entirety. Payment of the Transactions Expenses (as defined in the Merger and Purchase Agreement) (a) is not conditioned or contingent upon the consummation of the transactions contemplated by the Merger and Purchase Agreement or the Plan (including the occurrence of the Effective Date), and (b) is an integral part of the transactions contemplated by the Merger and Purchase Agreement and without such provision the Purchasers (as defined in the Merger and Purchase Agreement) would not have entered into the Merger and Purchase Agreement, and the Equity Commitment Parties (as defined in the Merger and Purchase Agreement) would not have entered into the Equity Commitment Letter or the Guarantee (as defined in the Merger and Purchase Agreement). The Transaction Expenses (as defined in the Merger and Purchase Agreement) shall constitute and are hereby Allowed Administrative Claims against EFH Corp. and EFIH under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and reimbursement or payment of the Transaction Expenses to the Reimbursement Parties shall be final and not subject to disgorgement or avoidance under the Bankruptcy Code or other applicable law in the event (x) the Debtors revoke or withdraw the Plan, (y) Consummation does not occur, or (z) this Confirmation Order is reversed, modified or vacated on appeal, unless, specifically to (z), otherwise ordered by a court of competent jurisdiction.

88. The Debtors are authorized to enter into the Backstop Agreement, perform all of their obligations thereunder (including, payment or reimbursement, as the case may be, of the Transaction Fees and Transaction Expenses to the Reimbursement Parties (each as defined in the Backstop Agreement) in accordance with Section 8.9 of the Backstop Agreement), and the Backstop Agreement is approved in its entirety. Each Reimbursement Party (as defined in the Backstop Agreement) may submit a short-form invoice to the Debtors with respect to its Transaction Fees and Transaction Expenses (each as defined in the Backstop Agreement) for the period June 1, 2015 through and including November 30, 2015, which short-form invoice need only set forth in a summary fashion the Transaction Fees and Transaction Expenses (each as defined in the Backstop Agreement) of such Reimbursement Party. No later than ten business days after the Debtors’ receipt of each such short-form invoice, the Debtors shall pay to the applicable Reimbursement Party all of the requested Transaction Fees and Transaction Expenses (each as defined in the Backstop Agreement); provided, however, that any such amounts paid by the Debtors subsequently deemed to be unreasonable or undocumented upon review of full invoices shall, after consultation with the applicable Reimbursement Party (as defined in the Backstop Agreement), be refunded to the Debtors or deducted by the Debtors from amounts later payable to such Reimbursement Party (as defined in the Backstop Agreement). Payment of the Transactions Expenses (as defined in the Backstop Agreement) (a) is not conditioned or contingent upon the consummation of the transactions contemplated by the Backstop Agreement or the Plan (including the occurrence of the Effective Date), and (b) is an integral part of the transactions contemplated by the Backstop Agreement. The Transaction Expenses (as defined in the Backstop Agreement) shall constitute and are hereby Allowed Administrative Claims against EFH Corp. under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code and reimbursement or payment of the Transaction Expenses to the Reimbursement Parties shall be final and not subject to disgorgement or avoidance under the Bankruptcy Code or other applicable law in the event (x) the Debtors revoke or withdraw the Plan, (y) Consummation does not occur, or (z) this Confirmation Order is reversed, modified or vacated on appeal, unless, specifically to (z), otherwise ordered by a court of competent jurisdiction. The Backstop Premium (as defined in the Backstop Agreement), upon the terms of the Backstop Agreement, is approved, and the Debtors are authorized to pay the backstop parties the Backstop Premium to the extent it becomes due and payable pursuant to the terms and conditions of the Backstop Agreement, at the time and in the manner provided for in the Backstop Agreement, without any further proceedings before, or order of, the Court. The Reimbursement Parties (as defined in the Backstop Agreement) and the Debtors reserve all of their respective rights, including under the Backstop Agreement, in the event of a dispute as to whether any requested Transaction Fees and Transaction Expenses (each as defined in the Backstop Agreement) are unreasonable or undocumented.

89. New EFH is authorized to conduct the Rights Offering in accordance with the Rights Offering Procedures, whether on, before, or after the Effective Date, and the Rights Offering Procedures are approved in their entirety without modification.

90. The Debtors are authorized to enter into the Equity Commitment Letter, perform all of their obligations thereunder, and the Equity Commitment Letter is approved in its entirety without modifications.

91. For the avoidance of doubt, any obligation of the Debtors to reimburse the fees and expenses of the other parties to the Merger and Purchase Agreement, the Backstop Agreement, and the Equity Commitment Letter, in each case, solely as provided therein, shall survive any failure of the Effective Date of the Plan to occur.

E.	Post-Confirmation Notices, Professional Compensation, and Bar Dates.

92. In accordance with Bankruptcy Rules 2002 and 3020(c), no later than seven Business Days after the Effective Date, the Reorganized Debtors must cause notice of Confirmation and occurrence of the Effective Date (the “Notice of Confirmation”) to be served by United States mail, first-class postage prepaid, by hand, or by overnight courier service to all parties served with the Confirmation Hearing Notice; provided that no notice or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtors mailed a Confirmation Hearing Notice but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtors have been informed in writing by such Entity, or are otherwise aware, of that Entity’s new address.

93. To supplement the notice procedures described in the preceding sentence, no later than five Business Days after the Effective Date, the Reorganized Debtors must cause the Notice of Confirmation, modified for publication, to be published on one occasion in The Wall Street Journal, USA Today, The Dallas Morning News, Houston Chronicle, Corpus Christi Caller Times, Fort Worth Star-Telegram, and Waco Tribune-Herald. Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph will be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c). No further notice is necessary.

94. The Notice of Confirmation will have the effect of an order of the Court, will constitute sufficient notice of the entry of the Confirmation Order to filing and recording officers, and will be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

F.	Notice of Subsequent Pleadings.

95. Except as otherwise provided in the Plan or in this Confirmation Order, notice of all subsequent pleadings in these Chapter 11 Cases after the Effective Date will be limited to the following parties: (a) the U.S. Trustee; (b) counsel to the Plan Sponsors; (c) counsel to the TCEH First Lien Ad Hoc Committee; (d) the EFIH Unsecured Notes Trustee; and (d) any party known to be directly affected by the relief sought by such pleadings.

G.	Retention of Jurisdiction.

96. This Court retains jurisdiction over the matters set forth in Article XI and other applicable provisions of the Plan.

H.	Reports.

97. After the Effective Date, the Debtors have no obligation to file with the Court or serve on any parties reports that the Debtors were obligated to file under the Bankruptcy Code or a Court order, including monthly operating reports (even for those periods for which a monthly operating report was not filed prior to the Effective Date), ordinary course professional reports, and monthly or quarterly reports for Professionals; provided, however, that the Debtors will comply with the U.S. Trustee’s quarterly reporting requirements. From confirmation through the Effective Date the Debtors will file such reports as are required under the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

I.	Effectiveness of All Actions.

98. Except as set forth in the Plan, all actions authorized to be taken pursuant to the Plan shall be effective on, prior to, or after the Effective Date pursuant to the Confirmation Order, without further application to, or order of the Court, or further action by the Debtors and/or the Reorganized Debtors and their respective directors, officers, members, or stockholders, and with the effect that such actions had been taken by unanimous action of such officers, directors, managers, members, or stockholders.

J.	Approval of Consents and Authorization to Take Acts Necessary to Implement Plan.

99. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, or agreements, and any amendments or modifications thereto.

K.	Plan Implementation Authorization.

100. The Debtors or the Reorganized Debtors, as the case may be, and their respective directors, officers, members, agents, and attorneys, financial advisors, and investment bankers are authorized and empowered from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document related to the Plan, as the same may be modified, amended and supplemented, and to take any action necessary or appropriate to implement, effectuate, consummate, or further evidence the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, whether or not specifically referred to in the Plan or any exhibit thereto, without further order of the Court. To the extent applicable, any or all such documents shall be accepted upon presentment by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law. Pursuant to section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business corporation laws of any other state, as applicable, no action of the Debtors’ boards of directors or the Reorganized Debtors’ boards of directors will be required to authorize the Debtors or Reorganized Debtors, as applicable, to enter into, execute and deliver, adopt or amend, as the case may be, any such contract, instrument, release, or other agreement or document related to the Plan, and following the Effective Date, each of the Plan documents will be a legal, valid, and binding obligation of the Debtors or Reorganized Debtors, as applicable, enforceable against the Debtors and the Reorganized Debtors in accordance with the respective terms thereof.

L.	Binding Effect.

101. On the date of and after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the Plan and the Plan Supplement, shall bind any Holder of a Claim or Interest and such Holder’s respective successor and assigns, whether or not: (a) the Claim or Interest is Impaired under the Plan; (b) such Holder has accepted the Plan; (c) such Holder failed to vote to accept or reject the Plan or voted to reject the Plan; (d) such Holder is entitled to a distribution under the Plan; (e) such Holder will receive or retain any property or interests in property under the Plan; or (f) such Holder has filed a Proof of Claim in these Chapter 11 Cases. The Plan and its related documents constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan and its related documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

M.	Directors and Officers of Reorganized Debtors.

102. The Reorganized Debtors’ initial directors and officers, to the extent known, have been disclosed prior to the Confirmation Hearing. To the extent that any director or officer has not yet been determined, such determination will be made in accordance with the New Organizational Documents and New EFH Management Agreement and such appointment is hereby approved.

N.	Release of Liens.

103. Except as otherwise specifically provided in the Plan (including Articles III.B.18 and III.B.19 of the Plan), this Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims Against the EFH Debtors, Other Secured Claims Against the EFIH Debtors, and Other Secured Claims Against the TCEH Debtors that the Debtors elect to Reinstate in accordance with Article III.B.1, III.B.16, or III.B.26 of the Plan, respectively (and, with respect to such Allowed Secured Claims of the Texas Comptroller which the Debtors shall Reinstate on the Effective Date), all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors.

104. From and after the Effective Date, Holders of Class B3 Claims shall retain all existing Liens on all collateral securing such Claims (including the EFIH Debtors’ ownership interests in Oncor) until all Class B3 Claims have been either (1) Allowed (whether before, on, or after the Effective Date) and paid in full in Cash, or (2) disallowed by a Final Order, with such Liens to be senior to and have priority over all other Liens other than Liens securing the following (which shall be senior to and have priority over the Liens securing the Class B3 Claims): up to (i) $5,500 million of principal amount of the Reorganized EFIH Permanent Financing Facility, and (ii) $250 million of principal amount of the Reorganized EFIH Interim Financing Facility (provided, however, that such Reorganized EFIH Interim Financing Facility shall be repaid in full and permanently retired within 10 days of the Effective Date).

105. From and after the Effective Date, Holders of Class B4 Claims shall retain all existing Liens on all collateral securing such Claims (including the EFIH Debtors’ ownership interests in Oncor) until all Class B4 Claims have been either (1) Allowed (whether before, on, or after the Effective Date) and paid in full in Cash, or (2) disallowed by a Final Order, with such Liens to have priority over all other Liens other than the Liens securing the following (which shall be senior to and have priority over the Liens securing the Class B4 Claims): (x) the EFIH First Lien Note Claims and (y) up to (i) $5,500 million of principal amount of the Reorganized EFIH Permanent Financing Facility, and (ii) $250 million of principal amount of the Reorganized EFIH Interim Financing Facility (provided, however, such Reorganized EFIH Interim Financing Facility shall be repaid in full and permanently retired within 10 days of the Effective Date).

O.	Injunctions and Automatic Stay.

106. Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays in effect in these Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Court entered as of the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect through and including the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

P.	Cancellation of Existing Securities and Agreements.

107. Except as otherwise provided in the Plan (including Article III.B.18, Article III.B.19, and Article III.B.21), on and after the Effective Date, all notes, instruments, certificates, agreements, indentures, mortgages, security documents, and other documents evidencing Claims or Interests, including Other Secured Claims Against the EFH Debtors, Other Secured Claims Against the EFIH Debtors, Other Secured Claims Against the TCEH Debtors, TCEH First Lien Secured Claims, EFIH First Lien Note Claims, EFIH Second Lien Note Claims, EFCH 2037 Note Claims, TCEH Second Lien Note Claims, TCEH Unsecured Note Claims, PCRB Claims, EFIH Unsecured Note Claims, EFH Legacy Note Claims, EFH LBO Note Primary Claims, EFH LBO Note Guaranty Claims, EFH Unexchanged Note Claims, EFH Swap Claims, EFH Series N Note Claims, and DIP Claims, shall be deemed canceled, surrendered, and discharged without any need for further action or approval of the Bankruptcy Court or a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Indenture Trustees, the TCEH First Lien Agent, and the DIP Agents shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of: (1) allowing Holders to receive distributions under the Plan; (2) allowing the Indenture Trustees, the TCEH First Lien Agent, and the DIP

Agents to make the distributions in accordance with the Plan (if any), as applicable; (3) preserving any rights of the DIP Agents, the TCEH First Lien Agent, or the Indenture Trustees to payment of fees, expenses, and indemnification obligations provided for in the Plan or as against any money or property distributable to the Holders under the relevant indenture, the TCEH Credit Agreement, the TCEH First Lien Intercreditor Agreement, or DIP Agreement, including any rights to priority of payment and/or to exercise charging liens; (4) allowing the Indenture Trustees, TCEH First Lien Agent, and DIP Agents to enforce any obligations owed to each of them under the Plan; and (5) allowing the Indenture Trustees, TCEH First Lien Agent, and DIP Agents to appear in the Chapter 11 Cases or any proceeding in which they are or may become a party; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable. For the avoidance of doubt, the TCEH First Lien Intercreditor Agreement, the TCEH Credit Agreement, and the TCEH First Lien Note Indenture remain in effect solely to the extent necessary to preserve the TCEH First Lien Creditor Allocation Disputes and the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute, and any (a) claims or Causes of Action by the TCEH First Lien Notes Trustee, TCEH First Lien Agent, or Holders of TCEH First Lien Claims against other Holders of TCEH First Lien Claims, the TCEH First Lien Agent, or the TCEH First Lien Notes Trustee arising in connection with the TCEH First Lien Creditor Allocation Disputes, or (b) claims or Causes of Action by any Holder of Allowed Class C3 Claims against any other Holder of Allowed Class C3 Claims (other than the TCEH First Lien Agent, except in the TCEH First Lien Agent’s capacity as a nominal defendant to declaratory judgment claims in respect of which no monetary recovery is sought) in the TCEH First Lien

Creditor Deposit L/C Collateral Allocation Dispute (or any claims, Causes of Action or defenses of any other party to such dispute); provided, further, however, that except as expressly set forth in the Plan, after the Effective Date, the Debtors and the Reorganized Debtors shall not be obligated to pay any fees or expenses under either the TCEH First Lien Intercreditor Agreement, the TCEH First Lien Note Indenture, or the TCEH Credit Agreement arising in connection with the TCEH First Lien Creditor Allocation Disputes or the TCEH First Lien Creditor Deposit L/C Collateral Allocation Dispute, and all related Claims shall be released and discharged consistent with Article VIII.A of the Plan. For the avoidance of doubt, the obligation of the parties under the Fidelity Settlement and the PIK Settlement, including the direction letters related thereto, shall not be cancelled, released, or terminated by the Plan or this Confirmation Order.

Q.	Cooperation by the DTC.

108. The DTC, and any participants and intermediaries, shall fully cooperate and facilitate distributions, as applicable, pursuant to the Plan, including to Holders of Class A4, A5, A6, B5, and B6 in the manner consistent with the EFH/EFIH Committee Settlement Order, the EFIH PIK Settlement Order, and the Fidelity Settlement Order, except as otherwise separately agreed.

R.	Securities Law Exemption.

109. Pursuant to section 1145 of the Bankruptcy Code, the issuance of (a) the Reorganized TCEH Common Stock, (b) the Reorganized EFH Common Stock, (c) the New EFH Merger Common Stock, (d) the TRA Rights (if any); and (e) the Reorganized EFIH Membership Interests issued to Holders of Allowed Interests in EFIH as contemplated by the Plan are exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration before the offering, issuance, distribution, or sale of such securities. Each of the Reorganized TCEH Common Stock, the

Reorganized EFH Common Stock, the New EFH Merger Common Stock, the TRA Rights (if any), and the Reorganized EFIH Membership Interests issued to Holders of Allowed Interests in EFIH, (a) is not a “restricted security” as defined in Rule 144(a)(3) under the Securities Act, and (b) is freely tradable and transferable by any initial recipient thereof that (i) at the time of transfer, is not an “affiliate” of the Reorganized TCEH, Reorganized EFH, Reorganized EFIH, or New EFH, as the case may be, as defined in Rule 144(a)(1) under the Securities Act and has not been such an “affiliate” within 90 days of such transfer, and (ii) is not an entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code.

110. New Reorganized TCEH Debt, the Reorganized TCEH Sub Preferred Stock, the New Reorganized EFIH Debt, the Reorganized EFIH Membership Interests issued to OV2 pursuant to the Equity Commitment Letter, the New EFH Common Stock issued pursuant to the Backstop Agreement and the Equity Commitment Letter, and Rights offered and issued pursuant to a Private Rights Offering (and New EFH Common Stock issued upon the exercise of such Rights), as applicable, will be issued without registration under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by section 4(a)(2) of the Securities Act (and/or Regulation D promulgated thereunder) and each will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

111. Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of any of the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, New Reorganized EFIH Debt, Reorganized EFH Common Stock, New EFH Merger Common Stock, Reorganized EFIH Membership Interests, the TRA Rights (if any), and New EFH Common Stock through the facilities of the DTC, the Reorganized Debtors need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, New Reorganized EFIH Debt, Reorganized EFH Common Stock, New EFH Merger Common Stock, Reorganized EFIH Membership Interests, the TRA Rights (if any), and New EFH Common Stock under applicable securities laws.

112. The DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether any of the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, New Reorganized EFIH Debt, Reorganized EFH Common Stock, New EFH Merger Common Stock, Reorganized EFIH Membership Interests, the TRA Rights (if any), and New EFH Common Stock, as applicable, are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

113. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, the DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized TCEH Common Stock, New Reorganized TCEH Debt, Reorganized TCEH Sub Preferred Stock, New Reorganized EFIH Debt, Reorganized EFH Common Stock, New EFH Merger Common Stock, Reorganized EFIH Membership Interests, the TRA Rights (if any), and New EFH Common Stock are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

S.	TRA Rights.

114. Notwithstanding anything to the contrary in the Plan, as set forth in Exhibit S of the Plan Supplement, only Holders of Allowed TCEH First Lien Secured Claims that timely return a TRA Information Form (as defined in Exhibit S of the Plan Supplement) shall be entitled to receive beneficial interests in the TRA Rights (if any). Holders of Allowed TCEH First Lien Secured Claims that fail to timely return a TRA Information Form shall not receive any beneficial interests in the TRA Rights (if any) or any entitlement to any other distribution or consideration on account of or in connection with the Tax Receivable Agreement (if any).

115. At the request of the TCEH Supporting First Lien Creditors, with the consent of the Debtors, New EFH and OV2 (such consent not to be unreasonably withheld, delayed, or conditioned, as further described in the Plan), clause (i) of the definition of “Tax Benefits” set forth in Exhibit S of the Plan Supplement shall include the tax basis of all assets acquired in connection with that certain Purchase and Sale Agreement, dated as of November 25, 2015, by and between La Frontera Ventures, LLC and Luminant Holding Company LLC, or any other similar transaction concerning TCEH, Reorganized TCEH or any of their subsidiaries negotiated by the Debtors on or before the Effective Date.

T.	Section 1146 Exemption.

116. Pursuant to, and to the fullest extent permitted by, section 1146 of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with, the Plan, including (1) the Restructuring Transactions; (2) the New Reorganized TCEH Debt; (3) the New Reorganized EFIH Debt; (4) the Reorganized TCEH Common Stock; (5) the Reorganized EFH

Common Stock (including the New EFH Merger Common Stock); (6) the common stock of the Preferred Stock Entity; (7) the Reorganized TCEH Sub Preferred Stock; (8) the Rights; (9) the New EFH Common Stock; (10) the Reorganized EFIH Membership Interests; (11) the assignment or surrender of any lease or sublease; and (12) the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer, mortgage recording tax, or other similar tax, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

U.	Professional Compensation and Reimbursement Claims.

117. Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Debtors or Reorganized Debtors shall, in the ordinary course of business and without any further notice or application to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred on or after the Effective Date by (i) the Debtors or Reorganized Debtors, in the manner prescribed by the allocation set forth in Article II.A.2(d) of the Plan, (ii) the TCEH Committee, and (iii) the EFH/EFIH Committee. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors or Reorganized Debtors may employ and pay any

Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court. In addition, subject to paragraphs 118-121 herein, the Debtors and Reorganized Debtors (as applicable) are authorized to pay any and all professional fees as contemplated by and in accordance with the Plan, Cash Collateral Order, Settlement Agreement, Merger and Purchase Agreement, Backstop Agreement, Equity Commitment Letter, or Fidelity Claims Stipulation.

118. Any professionals and certain parties representing parties receiving payment of fees and expenses pursuant to Article IV.R. of the Plan, excluding (a) professionals representing Holders of TCEH First Lien Secured Claims, EFIH First Lien Note Claims, and EFIH Second Lien Note Claims, and (b) those fees payable under the TCEH DIP Facility, EFIH First Lien DIP Facility, the Merger and Purchase Agreement, the Backstop Agreement, or the Cash Collateral Order (each a “Requesting Party” and collectively, “Requesting Parties”), all of which Requesting Parties the Court has found to have made, in accordance with sections 503(b)(3)(D), 503(b)(4), and 503(b)(5) of the Bankruptcy Code, a substantial contribution in these cases as set forth in the Confirmation Ruling, shall submit to the Debtors a short-form invoice setting forth such amounts and the period(s) during which such amounts were incurred. No later than the later of five business days after the Debtors’ receipt of each such short-form invoice or the Effective Date, the Debtors shall pay to the applicable Requesting Party 80% of the requested fees and 100% of the requested expenses, which amounts shall be subject to disgorgement if and to the extent the Court determines that such requested fees and expenses are not reasonable. Within 45 days of receipt of payment, the applicable Requesting Party shall submit full invoices and LEDES data (a “Fee Request”) to the Debtors, the U.S. Trustee, and the Fee Committee appointed in these Chapter 11 Cases (the “Fee Committee”) in LEDES format (or, in the absence thereof, such other format as is mutually agreed among the applicable Requesting Party, the Debtors, the U.S. Trustee, and the Fee Committee).

119. Following the Fee Committee’s receipt of a Fee Request, within reasonable time periods, to be determined either by the Fee Committee and the relevant professionals or by the Court:

(i)	the Fee Committee shall send a confidential letter to the applicable Requesting Party regarding the Fee Committee’s initial report and recommendation with respect to the applicable Fee Request;

(ii)	(a) the Fee Committee shall file with the Court a final report and recommendation (“Fee Committee Recommendation”) with respect to such Fee Request and (b) the U.S. Trustee shall file with the Court any objection or comments it may have with respect to such Fee Request (“U.S. Trustee Objection”);

(iii)	the applicable Requesting Party may file with the Court a response (“Fee Response”) to such Fee Committee Recommendation or U.S. Trustee Objection; and

(iv)	tthe Court shall consider each Fee Request at the next omnibus hearing or at a scheduled Fee Committee hearing on Retained Professional fee applications.

120. No later than the later of the Effective Date and 10 days following the Court’s ruling with respect to a Fee Request, the applicable Reorganized Debtor shall pay any unpaid amounts with respect to such Fee Request as ordered by the Court, or the Requesting Party shall disgorge to the applicable Reorganized Debtor such amounts ordered by the Court, as applicable.

121. For the avoidance of doubt, the Requesting Parties and the Fee Requests shall not be required to comply with (a) The Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware or other orders in these Cases with respect to fee applications, including the Stipulation and Order Appointing a Fee Committee [D.I. 1896], or (b) Appendix B Guidelines for Reviewing Applications for Compensation and Reimbursement of Expenses Filed Under United States Code by Attorneys in Larger Chapter 11 Cases, 78 Fed. Reg. No 116, page 36248 (June 17, 2013).

V.	Nonseverability of Plan Provisions upon Confirmation.

122. Notwithstanding the possible applicability of Bankruptcy Rules 6004(g), 7062, 9014, or otherwise, the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry. Each term and provision of the Plan, and the transactions related thereto as it heretofore may have been altered or interpreted by the Court is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as provided by the Plan or this Confirmation Order; and (c) nonseverable and mutually dependent.

W.	Waiver or Estoppel.

123. Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured, or not subordinated by virtue of an agreement made with the Debtors or their counsel (or any other Entity), if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Court before the Confirmation Date.

X.	Authorization to Consummate.

124. The Debtors are authorized to consummate the Plan, including the transactions contemplated by the Merger and Purchase Agreement, Backstop Agreement, and Equity Commitment Letter, at any time after the entry of the Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to Consummation set forth in Article IX.B of the Plan. The substantial consummation of the Plan, within the meaning of sections 1101(2) and 1127 of the Bankruptcy Code, is deemed to occur on the first date, on or after the Effective Date, on which distributions are made in accordance with the terms of the Plan to Holders of any Allowed Claims.

Y.	Assumption and Cure of Executory Contracts.

125. Unless otherwise agreed, the Debtors will not assume, cure, or otherwise treat any contract pursuant to this Confirmation Order that is the subject of (a) an outstanding objection to a proposed assumption or cure amount (an “Assumption Objection”) at the time of entry of this Confirmation Order; or (b) certain outstanding orders extending the deadline by which the Debtors may make a determination as to whether to assume or reject a lease (the “Deadline Extension Orders”).24 All outstanding Assumption Objections will be heard at the omnibus hearing scheduled for December 16, 2015, at 10:00 a.m. (prevailing Eastern Time), or another hearing that is convenient to the Court. Unless otherwise agreed, the Debtors will not assume any contract that is the subject of an Assumption Objection until the Assumption Objection has been consensually resolved or the Court has made a determination on the Assumption Objection.

126. Notwithstanding anything to the contrary in the Plan, this Confirmation Order, or the Transition Services Agreement contemplated by the Plan, the Debtors’ post-confirmation use of any Oracle America, Inc. (“Oracle”) license and services agreement (each an “Oracle Agreement”) will remain unchanged, the authorized number of users will not be exceeded, and all use will be consistent with the terms of the relevant Oracle Agreement. No shared use, license splitting, or other unauthorized use of any Oracle Agreement will be allowed absent Oracle’s express prior written consent.

127. Notwithstanding anything to the contrary in the Plan or Confirmation Order, to provide Aetna Life Insurance Company and Aetna, Inc. (collectively, “Aetna”) with adequate assurance of future performance in connection with the assumption of its contracts identified in the Plan Supplement (the “Aetna Agreement”), the Debtors or Reorganized Debtors shall pay to Aetna in the ordinary course of business all postpetition amounts incurred, arising, or that become due under the Aetna Agreement through and including the Effective Date.

[24]	The Deadline Extension Orders comprise the following: Order Further Extending the Deadline to Assume or Reject a Certain Nonresidential Real Property Lease Under Section 365(d)(4) of the Bankruptcy Code [D.I. 4458]; and Order Further Extending the Deadline to Assume or Reject a Certain Nonresidential Real Property Lease Under Section 365(d)(4) of the Bankruptcy Code [D.I. 6908].

Z.	PCRB.

128. Pursuant to Bankruptcy Rule 3018(a) and for cause shown by the agreed treatment of PCRB Claims, Holders of PCRB Claims that filed timely ballots voting to reject the Plan are authorized to change their votes to accept the Plan.

AA.	EFCH 2037 Notes.

129. In resolution of the Objection of The Bank of New York Mellon Trust Company, N.A., as Indenture Trustee for the EFCH 2037 Notes Claims, to Confirmation of the Fifth Amended Joint Plan of Reorganization of Energy Future Holdings Corp., et al., Pursuant to Chapter 11 of the Bankruptcy Code [D.I. 6585] (the “EFCH 2037 Notes Trustee Objection”), (i) subject to consummation of the Plan, the EFCH 2037 Notes Trustee shall, on behalf of Holders of EFCH 2037 Note Claims, receive on the Effective Date a distribution under the Plan in the aggregate amount of $125,000.00 on account of an Allowed Class C5 General Unsecured Claim Against the TCEH Debtors (the “EFCH 2037 Distribution”), which shall be Allowed in the aggregate amount, as of the Effective Date, sufficient to obtain the EFCH 2037 Distribution from the Cash-Out Election Pool, and neither such Allowed Class C5 Claim in favor of the EFCH 2037 Notes Trustee nor the EFCH 2037 Distribution shall be subject to disallowance, offset, recoupment, or other defense or objection; provided, that the Holders of EFCH 2037 Note Claims shall be deemed to have made irrevocably the Cash-Out Election with respect to their Allowed Class C5 Claims; (ii) upon the Effective Date of the Plan and receipt of the EFCH 2037 Distribution, the EFCH 2037 Notes Trustee shall release and waive and shall be deemed to release and waive its Claims against the Debtors for fees, expenses and indemnification under the EFCH 2037 Note Indenture, or otherwise; provided that nothing herein or in the Plan shall affect the EFCH 2037 Notes Trustee’s rights under the EFCH 2037 Note Indenture (including, with respect to indemnification) as against any other person or entity, including the Holders of EFCH 2037 Note Claims; (iii) the EFCH 2037 Notes Trustee shall not object to, delay, impede, or take any other action to prevent consummation of the Plan, including the releases set forth therein, except to the extent (if any) that the Plan is modified or amended to be inconsistent with the resolution of the EFCH 2037 Notes Trustee Objection as set forth herein; (iv) the EFCH 2037 Notes Trustee shall not object to or otherwise oppose or interfere with the Settlement Agreement (except to the extent, if any, that the Settlement Agreement is amended to be inconsistent with the resolution of the EFCH 2037 Notes Trustee Objection as set forth herein); and (v) the EFCH 2037 Notes Trustee shall, (A) promptly following entry of this Confirmation Order, and with the Debtors’ agreement, seek to stay the appeal of the PSA Order, and (B) promptly following receipt of the EFCH 2037 Distribution and consummation of the Plan, dismiss with prejudice its appeal of the PSA Order. For the avoidance of doubt, the foregoing provisions (i), (ii), (iii) and (v) of this paragraph shall cease to apply upon the occurrence of the Plan Support Termination Date (as defined in the Plan Support Agreement).

BB.	Management Incentive Plan.

130. Nothing in the Plan or this Confirmation Order will establish the terms of the Reorganized Debtor Management Incentive Plan or fix any rights to compensation under the Reorganized Debtor Management Incentive Plan by individual managers of Reorganized TCEH. The Reorganized Debtor Management Incentive Plan shall be established, in accordance with the Plan Supplement, by the New Board of Reorganized TCEH and any compensation committee appointed by the New Board, which shall also determine and award any rights to compensation under the Reorganized Debtor Management Incentive Plan to individual managers of Reorganized TCEH.

CC.	EFH Non-Qualified Benefit Plans.

131. The EFH Non-Qualified Benefit Plans shall be deemed terminated on the Effective Date in a manner consistent with 26 CFR 1.409A-3(j), and Claims arising in connection with the termination shall be satisfied as set forth in Article III.B.8 of the Plan.

DD.	Environmental Law.

132. Nothing in the Plan or the Confirmation Order shall release, discharge, or preclude the enforcement of, (or preclude, release, defeat, or limit the defense under non-bankruptcy law of) : (i) any liability under Environmental Law to a Governmental Unit that is not a Claim; (ii) any Claim under Environmental Law of a Governmental Unit arising on or after the Effective Date; (iii) any liability under Environmental Law to a Governmental Unit on the part of any Entity to the extent of such Entity’s liability under non-bankruptcy law on account of its status as owner or operator of such property after the Effective Date; (iv) any liability to a Governmental Unit on the part of any Entity other than the Debtors or Reorganized Debtors; or (v) any valid right of setoff or recoupment by any Governmental Unit. All parties’ rights and defenses under Environmental Law with respect to (i) through (v) above are fully preserved. For the avoidance of doubt, the United States is not a Releasing Party under the Plan.

133. Nothing in the Plan or the Confirmation Order shall enjoin or otherwise bar any Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding paragraph. Nothing in the Plan or the Confirmation Order authorizes: (i) the transfer or assignment of any governmental license, permit, registration, authorization, or approval, or (ii) the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under Environmental Law. The Bankruptcy Court retains jurisdiction, but not exclusive jurisdiction, to determine whether environmental liabilities asserted by any Governmental Unit are discharged or otherwise barred by the Confirmation Order or the Plan, or the Bankruptcy Code.

134. For the avoidance of doubt, all Claims under Environmental Law arising before the Effective Date, including penalty claims for days of violation prior to the Effective Date, shall be subject to Article VIII of the Plan and treated in accordance with the Plan in all respects and the Bankruptcy Court shall retain jurisdiction as provided in Article XI of the Plan in relation to the allowance or disallowance of any Claim under Environmental Law arising before the Effective Date.

135. Without limiting the Bankruptcy Court’s jurisdiction as set forth above, nothing in the Plan or the Confirmation Order shall divest or limit the jurisdiction of other tribunals over the Environmental Action, and upon the Effective Date of the Plan, the Environmental Action shall survive the Chapter 11 Cases and may be adjudicated in the court or tribunal in which such Environmental Action is currently pending; provided, further, however, any judgment for a Claim in the Environmental Action arising before the Effective Date shall be treated in accordance with the Plan in all respects; provided, further, however, that nothing in the Plan shall preclude, release, defeat, or limit any grounds for asserting or opposing an alleged defense or affirmative defense under non-bankruptcy law in the Environmental Action based on any change in ownership, and all such grounds for asserting or opposing such defenses and affirmative defenses under non-bankruptcy law are expressly preserved. With respect to the Environmental Action, this Article VIII.H of the Plan does not alter any rights or defenses under non-bankruptcy law arising as a result of any changes of ownership provided in the Plan or the Confirmation Order. The Governmental Units reserve all rights as to whether there are any such rights or defenses.

EE.	Certain IRS Matters.

136. Nothing in the Plan (or subsequently amended plan) or this Confirmation Order shall be deemed to waive the right of the U.S. to object to confirmation of a subsequently amended plan or alternative chapter 11 plan to the extent the U.S. would be entitled to object to confirmation under applicable law, including to the extent that the Debtors choose to go forward with a chapter 11 plan that is premised on a taxable separation of TCEH from EFH Corp. and not a tax-free reorganization within the meaning of Section 368(a)(1)(G) of the Internal Revenue Code. Specifically, the Debtors may not oppose the U.S.’s objection on the grounds of failure to file an earlier objection, equitable mootness, laches, estoppel, or a similar theory. The U.S. may move for a stay of the Effective Date in conjunction with its objection, and the Debtors’ rights to object to any such motion are preserved.

137. Nothing in the Plan (or subsequently amended plan) or this Confirmation Order shall affect the rights of the IRS or United States to assess or collect a tax arising on or after the Confirmation Date against Reorganized EFH, any member of its consolidated group, and/or any successor entities as permitted under applicable law.

FF.	The PIK Settlement.

138. Pursuant to the EFIH PIK Settlement Order, the (i) EFIH PIK Notes Trustee has been authorized and directed to make distributions under the Plan to the Settling EFIH PIK Noteholders in accordance with the Stipulations (as defined in the PIK Settlement), the Plan, the EFIH PIK Settlement Order, the Direction Letter and any other related documents or agreements and (ii) the EFH Notes Trustee and EFH Unexchanges Notes Trustee have been authorized and directed to make distributions under the Plan to the Subsequent Settling EFIH PIK Noteholders

(as defined in the PIK Settlement) in accordance with the Subsequent PIK Stipulation, (as defined in the PIK Settlement) the Plan, the EFIH PIK Settlement Order, and any other related documents or agreements. Nothing contained herein, unless expressly referenced, shall be deemed to modify the EFIH PIK Settlement Order and the distributions contemplated thereunder.

GG.	Tex-La and RUS.

139. Tex-La Electric Cooperative of Texas, Inc. (“Tex-La”) and the Rural Utilities Service (“RUS”) each filed three proofs of claim [Proofs of Claim No. 7794, 7795, 7796, 7807, 7808, and 7809], asserting $60,810,367.58 and certain other unliquidated amounts against EFH, Luminant Generation Company LLC, and EFCH on account of such principal balances and other asserted outstanding amounts (collectively, the “Tex-La Claims”). All parties reserve all rights, claims, and defenses with respect to the Allowed amount of the Tex-La Claims, including the right to object to the amount of such Tex-La Claims. As set forth in Article XI of the Plan, the Bankruptcy Court expressly retains jurisdiction over any disputes related to the treatment of the Tex-La Obligations to ensure the Plan is interpreted and implemented in a manner to that renders the Tex-La Claims Unimpaired.

HH.	Insurance.

140. Nothing in the Plan or this Confirmation Order is intended to decide or resolve any issues related to insurance coverage of Claims.

II.	Texas Ad Valorem Taxing Jurisdictions.

141. Notwithstanding Article VIII.B of the Plan, the tax liens of the Texas Ad Valorem Taxing Jurisdictions25 shall be expressly retained in accordance with applicable state law with respect to taxes payable under applicable state law to the Texas Ad Valorem Taxing Jurisdictions

[25]	“Texas Ad Valorem Taxing Jurisdiction” shall have the meaning ascribed to them in D.I. 6598 and D.I. 6608.

in the ordinary course of business. If any uncontested amounts due and payable as of the date hereof are not satisfied in full by January 31, 2016 (or by such other date mutually agreed upon by the applicable Debtor and the applicable Texas Ad Valorem Taxing Jurisdiction), and the applicable Debtor does not cure such default within five business days of being notified of such default, nothing in the Confirmation Order shall affect the rights of the applicable Texas Ad Valorem Taxing Jurisdiction to exercise all Texas state law collection activities, for all uncontested amounts due by the applicable Debtor, without further recourse to the Bankruptcy Court. Furthermore, the Texas Ad Valorem Taxing Jurisdictions and the Local Texas Tax Authorities shall not be required to submit a request for payment of a General Administrative Claim with respect to the payment of taxes pursuant to Section 503(b)(1)(D) of the Bankruptcy Code.

JJ.	Alcoa, Inc.

142. Nothing in the Plan and/or Confirmation Order, including, the releases and/or injunctions in the Plan and the Confirmation Order or otherwise, shall interfere with, modify, assume, reject, or otherwise affect the Alcoa/Luminant Agreements (as defined in D.I. 6582) or Alcoa’s rights thereunder. Neither the Plan nor the Confirmation Order shall affect the terms of assumption or rejection of the Alcoa/Luminant Agreements. The assumption or rejection of each of the Alcoa/Luminant Agreements shall be governed by separate motion and order.

143. Nothing in the Plan and/or the Confirmation Order shall preclude or otherwise bar Alcoa from asserting its contractual and other rights (including rights to setoff and/or recoupment), counterclaims, and/or defenses against the Reorganized Debtors in connection with any counterclaims, Causes of Action, litigation, arbitration, or any other type of adversarial proceeding or dispute resolution proceeding, whether formal or informal, judicial or non-judicial asserted or brought against Alcoa by the Reorganized Debtors including, the releases and/or injunctions in the Plan and the Confirmation Order or otherwise.

KK.	Electric Reliability Council of Texas, Inc.

144. Notwithstanding anything contained in this Confirmation Order or in the Plan, all obligations and liabilities of each and any of the Debtors to the Electric Reliability Council of Texas, Inc. (“ERCOT”) arising under or related to ERCOT’s Nodal Protocols, including each of the Standard Form Market Participation Agreements to which certain of the Debtors are parties, shall continue in effect, and, as applicable, on the terms provided for in the Order Authorizing Certain of the Debtors to Assume Standard Form Market Participation Agreements With ERCOT [D.I. 802] (the “ERCOT Order”), and remain unaltered by either the Confirmation Order or the Plan, and, subject to the limitations in the ERCOT Order (if any), any such obligation or liability shall not be discharged and ERCOT’s rights with respect to same shall not be enjoined.

LL.	Pension Benefit Guaranty Corporation.

145. From and after the occurrence of the Effective Date and execution of the Pension Backstop Agreement, New EFH and Reorganized TCEH shall, except to the extent contrary to law, regulation, or governmental order, use their reasonable best efforts to exercise their rights, if any, as a direct or indirect equityholder of their respective subsidiaries (including their rights to consent and vote, if any), and take other actions within their reasonable control in a manner intended to cause their respective subsidiaries to abide by the terms of the Pension Backstop Agreement as if parties thereto.

MM.	Communications Act of 1934.

146. No provision in the Plan or this Confirmation Order relieves the Reorganized Debtors from their obligations to comply with the Communications Act of 1934, as amended, and the rules, regulations and orders promulgated thereunder by the Federal Communications

Commission (“FCC”). No transfer of control to the Reorganized Debtors of any federal license or authorization issued by the FCC shall take place prior to the issuance of FCC regulatory approval for such transfer of control pursuant to applicable FCC regulations. The FCC’s rights and powers to take any action pursuant to its regulatory authority over the transfer of control to the Reorganized Debtors, including imposing any regulatory conditions on such transfer, are fully preserved, and nothing herein shall proscribe or constrain the FCC’s exercise of such power or authority.

NN.	Effect of Non-Occurrence of Conditions to the Effective Date.

147. Notwithstanding the entry of the Confirmation Order, if Consummation with respect to a Debtor does not occur on or before the Plan Support Termination Date, then, as to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan, Disclosure Statement, or this Confirmation Order shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action; (ii) prejudice in any manner the rights of such Debtor or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity. Notwithstanding the foregoing, for the avoidance of doubt, the Settlement embodied in the Settlement Agreement shall remain in full force and effect and the failure of Consummation to occur with respect to any or all Debtors shall not affect the Settlement or any provisions of the Settlement Agreement.

OO.	Final Order.

148. This Confirmation Order is a Final Order and the period in which an appeal must be Filed will commence upon entry of the Confirmation Order.

149. This Confirmation Order is effective as of December 7, 2015.

Dated:	December 9, 2015	/s/ Christopher S. Sontchi
	Wilmington, Delaware	The Honorable Christopher S. Sontchi
United States Bankruptcy Judge

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